Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration statement (Form S-8 Nos. 333-208962, 333-200679, 333-190301) of Luxoft Holding, Inc. of our reports dated July 23, 2018, with respect to the consolidated financial statements of Luxoft Holding, Inc. and the effectiveness of internal control over financial reporting of Luxoft Holding, Inc. included in this Annual Report on Form 20-F of Luxoft Holding, Inc. for the year ended March 31, 2018.

Ernst & Young LLC

/s/ Ernst & Young LLC
Moscow, Russia

July 23, 2018